SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 25, 2003

TRUMP HOTELS & CASINO RESORTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13794 (Commission File Number)	13-3818402 (I.R.S. Employer Identification No.)

c/o Trump Hotels & Casino Resorts Holdings, L.P.

1000 Boardwalk at Virginia Avenue

Atlantic City, New Jersey 08401

(609) 449-6515

(Address, Including Zip Code and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Item 5. Other Events and Required FD Disclosure.

Pursuant to the indentures, dated March 25, 2003, governing the 11-5/8% First Priority Mortgage Notes due 2010 and the 17-5/8% Second Priority Mortgage Notes due 2010 (collectively, the Notes) of Trump Casino Holdings, LLC and Trump Casino Funding, Inc. (collectively, the Issuers), the Registrant hereby files this Form 8-K containing certain financial information relating to the Issuers for the period ended March 31, 2003, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Issuers are subsidiaries of the Registrant’s operating subsidiary, Trump Hotels & Casino Resorts Holdings, L.P. The Issuers issued the Notes in a private placement consummated on March 25, 2003.

TRUMP CASINO HOLDINGS, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	March 31,
	2002	2003
		(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$33,917	$32,050
Receivables, net	12,756	10,025
Inventories	3,182	3,052
Prepaid expenses and other current assets	3,797	2,839
Due from affiliates	378	354

Total current assets	54,030	48,320
PROPERTY AND EQUIPMENT, NET	517,854	513,745
INVESTMENT IN BUFFINGTON HARBOR RIVERBOATS, LLC	31,842	30,909
DEFERRED BOND AND LOAN ISSUANCE COSTS, NET	2,575	20,983
OTHER ASSETS	21,763	22,193

Total assets	$628,064	$636,150

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$7,712	$6,441
Accounts payable and accrued expenses	40,558	46,688
Due to affiliates	4,381	4,077
Accrued interest payable	3,778	1,183

Total current liabilities	56,429	58,389
DUE TO AFFILIATES-THCR HOLDINGS	32,566	—
LONG-TERM DEBT, LESS CURRENT MATURITIES	487,242	474,730
OTHER LONG-TERM LIABILITIES	5,974	2,257

Total liabilities	582,211	535,376

CAPITAL
Contributed capital	238,273	298,699
Accumulated deficit	(191,482)	(197,925)
Accumulated other comprehensive loss	(938)	—

Total capital	45,853	100,774

Total liabilities and capital	$628,064	$636,150

See accompanying notes.

TRUMP CASINO HOLDINGS, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands)

	For the Three Months Ended March 31,
	2002	2003
REVENUES
Gaming	$100,012	$95,045
Rooms	5,120	4,842
Food and beverage	7,922	7,655
Other	1,880	2,958

Gross revenues	114,934	110,500
Less-promotional allowances	19,866	20,227

Net revenues	95,068	90,273

COSTS AND EXPENSES
Gaming	47,031	46,827
Rooms	1,481	1,430
Food and beverage	3,158	3,017
General and administrative	22,680	24,074
Debt renegotiation costs	471	378
Depreciation and amortization	6,288	7,233

	81,109	82,959

Income from operations	13,959	7,314

NON-OPERATING INCOME (EXPENSE)
Interest income	228	401
Interest expense	(17,123)	(21,160)
Gain on debt retirement, net	—	7,931
Other non-operating income (expense)	(93)	(14)

Non-operating expense, net	(16,988)	(12,842)

Loss before income taxes and equity in loss from Buffington Harbor, LLC	(3,029)	(5,528)
Equity in loss from Buffington Harbor, LLC	(602)	(615)
Provision for income taxes	—	(300)

Net loss	$(3,631)	$(6,443)

See accompanying notes.

TRUMP CASINO HOLDINGS, LLC

CONDENSED CONSOLIDATED STATEMENT OF CAPITAL

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(unaudited)

(in thousands)

	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Gain/(Loss)	Total
Balance at December 31, 2002	$238,273	$(191,482)	$(938)	$45,853
Net capital contribution in connection with debt refinancing	60,426	—	—	60,426
Comprehensive loss:
Net loss	—	(6,443)	—	(6,443)
Termination of interest rate swap in connection with debt refinancing	—	—	938	938

Total comprehensive loss	—	—	—	(5,505)

Balance at March 31, 2003	$298,699	$(197,925)	$—	$100,774

See accompanying notes.

TRUMP CASINO HOLDINGS, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	For the Three Months Ended March 31,
	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,631)	$(6,443)
Adjustments to reconcile net loss to net cash flows provided by operating activities—
Depreciation and amortization	6,288	7,233
Non cash gain on debt refinancing, net	—	(7,931)
Issuance of PIK debt in satisfaction of accrued interest	—	8,636
Equity in loss from Buffington Harbor, LLC	602	615
Accretion of bond discount	1,646	1,852
Amortization of loan costs	350	590
Provision for losses on receivables	317	443
Valuation allowance—CRDA investments	246	258
Decrease in receivables	57	2,288
Decrease in inventories	22	130
(Increase) decrease in prepaid expenses and other current assets	(91)	958
Increase in other assets	(492)	(2,161)
Increase in due to affiliates	490	164
Increase in current liabilities	8,834	1,370
Increase (decrease) in other long-term liabilities	4,520	(2,814)

Net cash flows provided by operating activities	19,158	5,188

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net	(2,107)	(2,861)
Advances to Tribe	(1,683)	—
Other	(23)	318
Purchases of CRDA investments	(849)	(777)

Net cash flows used in investing activities	(4,662)	(3,320)

CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to parent company	—	(102,154)
Payment of long-term debt	(3,222)	(351,090)
Proceeds from additional borrowings, net	—	468,036
Loan costs on additional borrowings	—	(18,527)

Net cash flows used in financing activities	(3,222)	(3,735)

Net increase (decrease) in cash and cash equivalents	11,274	(1,867)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	39,091	33,917

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$50,365	$32,050

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$1,083	$15,419

See accompanying notes.

TRUMP CASINO HOLDINGS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(1) Organization and Operations

The accompanying condensed consolidated financial statements include those of Trump Casino Holdings, LLC, a Delaware single member limited liability company (“TCH”), and its subsidiary, Trump Casino Funding, Inc., a New Jersey corporation (“TCF”). TCH’s wholly-owned subsidiaries include: (i) TCF, (ii) Trump Marina Associates, L.P. (“Marina Associates”), (iii) Trump Marina, Inc., (iv) Trump Indiana, Inc. (“Trump Indiana”), (v) Trump Indiana Realty, LLC (“Trump Indiana Realty”) and (vi) THCR Management Holdings, LLC (“THCR Management”) and its subsidiary, THCR Management Services, LLC (“Trump 29 Services”).

The sole member of TCH is Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership (“THCR Holdings”). THCR Holdings is owned approximately 63.4% by Trump Hotels & Casino Resorts, Inc., a Delaware corporation (“THCR”), as both a general and limited partner, and approximately 36.6% by Donald J. Trump as a limited partner. THCR is a publicly held company whose common stock, par value $.01 per share (the “THCR Common Stock”), is traded on The New York Stock Exchange under the symbol “DJT.”

On March 25, 2003, TCH was capitalized. Simultaneously, Marina Associates, Trump Marina, Inc., Trump Indiana, Trump Indiana Realty, THCR Management and Trump 29 Services became direct or indirect wholly owned subsidiaries of TCH. As a result of this reorganization, the accompanying condensed consolidated financial statements present the condensed consolidated financial statements of TCH and subsidiaries as of December 31, 2002 and March 31, 2003 and for each of the three months in the period ended March 31, 2003 and 2002.

Marina Associates owns and operates the Trump Marina Hotel Casino (“Trump Marina”), a casino hotel located in the marina district of Atlantic City, New Jersey (the “Marina District”). Trump Indiana owns and operates Trump Indiana Casino Hotel, a riverboat gaming facility operating in Buffington Harbor, on Lake Michigan, Indiana (the “Trump Indiana Riverboat”). THCR Management is the sole member of Trump 29 Services. Trump 29 Services manages the day-to-day operations of Trump 29 Casino located in Coachella Valley, California in the Palm Springs area pursuant to a five year management agreement (the “Trump 29 Management Agreement”) commencing on April 16, 2002, between Trump 29 Services and the Twenty Nine Palms Band of Luiseno Mission Indians, a federally recognized Native American Tribe and the owner of Trump 29 Casino (the “Tribe”). Trump Marina, Inc. is the general partner of Marina Associates. Trump Indiana Realty, LLC has no material assets or operations. THCR Management has no operations, and its only asset is a cash amount of $255,000 at March 31, 2003, which was advanced to THCR Management by Trump 29 Services during 2002.

TCH and TCF have no operations and their ability to service their debt is dependent upon the successful operations of Trump Marina and the Trump Indiana Riverboat, and the management fees generated pursuant to the Trump 29 Management Agreement.

All significant intercompany balances and transactions have been eliminated in the accompanying condensed consolidated financial statements.

The accompanying condensed consolidated financial statements have been prepared without audit. In the opinion of management, all adjustments, consisting of only normal recurring adjustments necessary to present fairly the financial position, the results of operations and cash flows for the periods presented, have been made.

The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain information and note disclosures normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States have been condensed or omitted.

These condensed consolidated financial statements should be read in conjunction with the combined financial statements and notes thereto included in the Registration Statement on Form S-4 (File No.: 333-104916) filed by TCH and its subsidiaries with the SEC in conjunction with the refinancing described in Note 2.

The casino industry in Atlantic City is seasonal in nature; therefore, results of operations for the three months ended March 31, 2003 are not necessarily indicative of the operating results for a full year.

TRUMP CASINO HOLDINGS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Reclassifications

During 2002, TCH reclassified certain costs (primarily bus coin) from gaming expenses to promotional allowances to be consistent with prevailing industry practice. The prior year amount of $590,000 for the three months ended March 31, 2002 has been reclassified to conform to the current year presentation.

Certain other reclassifications and disclosures have been made to prior year financial statements for them to be in conformity with the current year presentation.

(2) Debt Refinancing

On March 25, 2003, TCH and TCF consummated a private placement, or the TCH Note Offering, of $475.0 million aggregate principal amount of two new issues of mortgage notes, consisting of $425.0 million principal amount of first priority mortgage notes due March 15, 2010, bearing interest at a rate of 11.625% per year payable in cash, sold at a price of 94.832% of their face amount for an effective yield of 12.75%, or the First Priority Mortgage Notes, and $50.0 million principal amount of second priority mortgage notes due September 15, 2010, bearing interest at a rate of 11.625% per year payable in cash, plus 6.0% through the issuance of payable-in-kind notes (the Second Priority Mortgage Notes, and together with the First Priority Mortgage Notes, the TCH Notes). The indentures governing the TCH Notes contain various restrictions including restrictions on the ability of TCH to incur additional debt, pay dividends, issue or repurchase stock, make capital expenditures, or merge with another entity. The TCH Notes are guaranteed by each of the subsidiaries of TCH, other than TCF which is a co-issuer of the TCH Notes, fully and unconditionally and on a senior secured basis. Substantially all assets of TCH and its subsidiaries are pledged as security on the TCH Notes.

In connection with the TCH Note Offering, Donald J. Trump purchased in a concurrent private offering, $15.0 million aggregate principal amount of additional Second Priority Mortgage Notes at the same purchase price at which the initial purchasers purchased the Second Priority Mortgage Notes.

The net proceeds of the TCH Note Offering and the concurrent private offering of Second Priority Mortgage Notes to Mr. Trump were used to:

•	redeem at the applicable redemption prices $242.1 million aggregate principal amount of Trump’s Castle Funding, Inc.’s, or Castle Funding’s, 11.75% Mortgage Notes due 2003;

•	repay $70.0 million aggregate principal amount of Marina Associates’ bank debt due 2003;

•	redeem at the applicable redemption prices $14.3 million principal amount of Castle Funding’s 13.875% Pay-In-Kind Notes due 2005, or the Castle PIK Notes;

•	repay $20.3 million aggregate principal amount of Trump Indiana’s bank debt due 2006;

•	acquire and redeem at the applicable redemption prices $96.9 million aggregate principal amount (including the call premium) of THCR Holdings’ 15.5% Senior Notes due 2005, or the THCR Holdings Senior Notes; and

•	repay $0.2 million aggregate principal amount of THCR Management’s bank debt due 2003.

Also, in connection with the TCH Note Offering, $141.9 million principal amount of Castle PIK Notes and $35.5 million principal amount of THCR Holdings Senior Notes held by THCR Holdings and its subsidiaries were cancelled without payment.

Included in the $96.9 million principal amount (including call premium) of THCR Holdings Senior Notes purchased with the net proceeds of the TCH Note Offering, $1.7 million principal amount of THCR Holdings Senior Notes were held by Mr. Trump. THCR Holdings also acquired an additional $15.0 million principal amount of THCR Holdings Senior Notes on the closing date of the TCH Note Offering in a private transaction with Donald J. Trump. The purchase price of the

TRUMP CASINO HOLDINGS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

aggregate $16.7 million principal amount of THCR Holdings Senior Notes acquired from Mr. Trump consisted of the proceeds from the issuance of 1,500 shares of Series A Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), of THCR valued at $15.0 million, plus a cash amount equal to $1.7 million, plus the applicable redemption premium of 2.583% (approximately $430,000) and accrued interest of approximately $0.7 million on the entire $16.7 million principal amount of THCR Holdings Senior Notes sold by Mr. Trump.

Amounts due to THCR Holdings on the accompanying combined balance sheet were due from Trump Indiana (“Indiana Loan”) and had borne interest at an annual rate of 15.0%. On March 25, 2003, this note was assigned from THCR Holdings to TCH.

Trump Indiana was charged management fees by THCR Holdings pursuant to a management services agreement between Trump Indiana, Inc. and THCR Holdings. On March 25, 2003, this management services agreement was assigned from THCR Holdings to TCH.

Financing costs, including underwriters’ discounts of 2.5% to the purchasers of the First Priority Mortgage Notes and 10% to the purchasers of the Second Priority Mortgage Notes and direct transactional fees (including accounting, legal and printing), have been capitalized as deferred bond and loan issuance costs in the accompanying balance sheet and are being amortized to interest expense over the term of the debt.

In connection with the refinancing, TCH recorded a net gain of $7,931,000 which consists of a net gain of $10,451,000 on the retirement of Castle Funding’s 11.75% Mortgage Notes due 2003 and the Castle PIK Notes, the settlement of Trump Indiana’s interest rate swap for $851,000 and the write-off of unamortized loan costs of approximately $1,669,000.

The TCH Notes were offered to qualified institutional buyers under Rule 144A and Regulation S of the Securities Exchange Act of 1934. Under the indentures governing the TCH Notes, TCH and TCF filed a registration statement on Form S-4 (File No.: 333-104916) with the SEC on May 1, 2003 to register notes having substantially identical terms as the TCH Notes, or the Exchange Notes, as part of an offer to exchange freely tradable Exchange Notes for the TCH Notes. The exchange offer will not be consummated unless and until the registration statement is declared effective by the SEC.

(3) Debt Renegotiation Costs

During the three months ended March 31, 2002 and 2003, debt renegotiation costs of $471,000 and $378,000, respectively, were expensed in the accompanying Statements of Operations. Debt renegotiation costs include the costs associated with 2002 debt refinancing efforts no longer pursued and transactional fees earned upon the successful completion of the TCH debt refinancing on March 25, 2003.

(4) Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This standard addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard is effective for fiscal years beginning after June 15, 2002. The effect of adoption was not material to the Company’s financial results.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN No. 45”). The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. For TCH, the initial recognition, measurement provision and disclosure requirements of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The effect of adoption was not material to the Company’s financial results.

TRUMP CASINO HOLDINGS, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”). This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Combined Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For existing variable interest entities, the consolidated requirement is effective for interim or annual financial statements beginning after June 15, 2003. TCH is currently evaluating whether it has any variable interest entities, which will be subject to consolidation pursuant to FIN No. 46.

(5) New Jersey Corporate Business Tax

On July 3, 2002, the State of New Jersey passed the New Jersey Business Tax Reform Act (the “Act”). This Act, among other things, requires the suspension of the use of New Jersey net operating loss carryforwards for two years and imposes a new Alternative Minimum Assessment amount under the New Jersey corporate business tax based on either gross receipts or gross profits, as defined. The Act is retroactive to January 1, 2002. In accordance with the Act, TCH has recorded a provision for current income tax expense of $300,000 for the three months ended March 31, 2003. There was no comparable expense in the three months ended March 31, 2002 since this change was recorded beginning in the period in which the tax law was passed (third quarter 2002) pursuant to the accounting literature in Financial Accounting Standards Board Statement Number 109, “Accounting for Income Taxes.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this report regarding the prospects of our industry or our prospects, plans, financial position or business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “plans,” “forecasts,” “continue” or “could” or the negatives of these terms or variations of them or similar terms. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include business, competition, regulatory and other uncertainties and contingencies discussed in this report that are difficult or impossible to predict and which are beyond our control. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. These forward-looking statements speak only as of the date of this report. We do not intend to update these statements unless the securities laws require us to do so.

In this section, the words “Company,” “we,” “our,” “ours,” and “us” refer to Trump Casino Holdings, LLC (“TCH”) and its wholly-owned subsidiaries, unless otherwise noted. Through its wholly-owned subsidiaries, TCH owns and operates the Trump Marina Hotel Casino in Atlantic City, New Jersey (“Trump Marina”) and the Trump Indiana Casino Hotel, a riverboat gaming facility in Buffington Harbor, on Lake Michigan, Indiana (the “Trump Indiana Riverboat”). Through another subsidiary, TCH also manages the Trump 29 Casino located in the Palm Springs, California area (“Trump 29”). Terms not defined in this section shall have the meanings ascribed to them elsewhere in this Form 8-K.

General

Our business is subject to a variety of risks and uncertainties, some of which are discussed below.

We have substantial indebtedness and interest expense which could limit capital expenditures and adversely affect our competitiveness.

In March 2003, we refinanced the majority of our long-term debt with the net proceeds of the TCH Offering. See “Note 2 to the Condensed Consolidated Financial Statements (unaudited).” Upon consummation of the TCH Note Offering, our consolidated long-term debt was not reduced significantly and our consolidated interest expense remains high. Capital expenditures, such as room refurbishment, amenity upgrades and replacements and additions of new gaming equipment, are necessary from time to time to preserve the competitiveness of our properties. Our high levels of interest expense, however, could limit our ability to make capital expenditures necessary to improve and upgrade our properties and preserve our competitive position. Management believes that, based upon TCH’s current cash flow forecasts for 2003, TCH will have sufficient cash flows to meet its debt service and operating expense requirements throughout 2003.

The ability of TCH and TCF to pay interest on the TCH Notes ($490.0 million principal amount) depends primarily on the ability of Trump Marina and the Trump Indiana Riverboat to generate cash from operations and the ability of Trump 29 Services to earn management fees sufficient for such purposes. In the case of principal payments at maturity, the ability to refinance such indebtedness is also important. The future operating performance of TCH’s properties is subject to general economic conditions, industry conditions, including competition and regulatory matters, and numerous other factors, many of which are unforeseeable or are beyond our control. There can be no assurance that the future operating performance of our properties will be sufficient to generate the cash flows required to meet the debt service obligations of the properties. The ability of our properties to pay the principal amount of their public debt at maturity (whether scheduled or by acceleration thereof) is primarily dependent upon our ability to obtain refinancing. There is also no assurance that the general state of the economy, the status of the capital markets generally, or the receptiveness of the capital markets to the gaming industry or to TCH and its subsidiaries will be conductive to refinancing debt at any given time or on more favorable terms.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

We Do Not Know How the Borgata, When Opened, Will Affect Us.

In September 2000, Boyd Gaming and MGM Mirage commenced their joint development of a 25-acre site located in the Marina District of Atlantic City for the construction of the “Borgata,” a casino expected to feature a 40-story tower with 2,010 rooms and suites, as well as a 135,000 square-foot casino, restaurants, retail shops, a spa and pool, and entertainment venues. Construction of the Borgata is scheduled to be completed in the summer of 2003. While we believe that the opening of the Borgata will attract additional visitors to Atlantic City, especially to the Marina District, it is also possible that the Borgata could have an adverse effect on the business and operations of Trump Marina. This potential adverse effect could include a reduction in net revenues caused by a loss of gaming patrons. See “Financial Condition—Liquidity and Capital Resources.”

A downturn in the regional economy and high energy and gasoline prices and adverse weather conditions could negatively impact our financial performance.

Moderate or severe economic downturns or adverse conditions in the Atlantic City and regional markets and surrounding areas may negatively affect our operations. During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings. This is because gaming and other leisure activities we offer are discretionary expenditures and participation in such activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn.

We use significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, any substantial increases in the cost of electricity and natural gas in the United States may negatively impact our operating results. The extent of impact is subject to the magnitude and duration of the energy price increases and could be material.

Moreover, a majority of our patrons drive to our properties. High gasoline prices could reduce automobile travel and decrease the number of patrons to our properties. In addition, adverse weather conditions reduce automobile travel. As a result, our business, assets, financial condition and results of operations could be adversely affected by a weakening of regional economic conditions, high gasoline prices and/or adverse weather conditions.

We may incur losses that would not be covered by insurance and the cost of insurance is expected to continue to increase.

Although we maintain insurance which is customary and, we believe, appropriate for our business, we cannot assure you that insurance will be available or adequate to cover all losses and damage to which our business or our assets might be subjected. In connection with insurance renewals subsequent to September 11, 2001, the availability of insurance coverage for certain types of damages or occurrences has been diminished substantially and the cost of insurance has increased significantly. Consequently, we are self-insured for certain risks and levels of risk. The lack of insurance for certain types or levels of risk could expose us to significant losses in the event that an uninsured catastrophe occurred. Any uncovered losses may decrease our future operating income, require us to find replacements or repairs and reduce funds otherwise available to upgrade our property.

Taxation of the gaming industry, already significant, may increase in the future which would reduce our profitability.

The casino industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. We, as well as other gaming companies, are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes. New Jersey taxes annual gaming revenues at the rate of 8.0% and levies an annual investment alternative tax of 2.5% on annual gaming revenue. This 2.5% obligation, however, can be satisfied by purchasing certain bonds or making certain investments in the amount of 1.25% of annual gaming revenues. In July 2002, the State of New Jersey passed the New Jersey Business Tax Reform Act, which, among other things, requires the suspension of the use of net operating loss carryforwards for two years and imposes a new Alternative Minimum Assessment amount under the New Jersey corporate business tax based on either gross receipts or gross profits, as defined.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

From time to time, and as was the case in the second quarter of 2002 in Indiana, various state and federal legislators have proposed changes in tax laws that affect the gaming industry. In connection with permitting dockside gaming which we believe is advantageous, the Indiana state legislature passed legislation effective July 1, 2002 that increased the gaming tax rates in Indiana. If a casino elects to become a dockside operation, the gaming tax rate structure changes from a flat tax rate of 22.5% to a graduated scale with a maximum tax rate of 35.0%, depending on gaming revenue levels. Trump Indiana became a dockside operation in August 2002.

In February 2003, in response to state budgetary concerns, the Governor of New Jersey proposed increasing New Jersey’s casino gross revenue tax from 8.0% to 10.0%, to tax complimentaries and to impose a 7.0% occupancy tax on hotel rooms. The outcome of this tax proposal is uncertain at this time. Any tax increase imposed on Trump Marina would reduce our profitability.

Our Business is Subject to a Variety of Other Risks and Uncertainties.

Our financial condition and results of operations could be affected by other events and uncertainties that are beyond our control such as (i) capital market conditions which could affect our ability to raise capital for refinancing debt or pursuing other alternatives, (ii) future acts of terrorism and their impact on capital markets, the economy, consumer behavior and operating expenses, including insurance premiums, (iii) competition from existing and potential new competitors in Atlantic City and other markets, which is likely to increase over the next five years, (iv) regulatory changes, and (v) adverse or unfavorable weather conditions.

Critical Accounting Policies

The preparation of our financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management periodically evaluates the Company’s policies and the estimates and assumptions related to such policies. Trump Marina and Trump Indiana operate in highly regulated industries and are subject to regulations that describe and regulate operating and internal control procedures. The Company believes its most critical accounting policies and significant estimates are described below.

Revenue Recognition and Allowance for Doubtful Accounts

The majority of the Company’s revenue is from gaming activities, and the majority of such revenue is derived from cash, which by nature does not require complex estimations. The Company does extend credit to certain qualified patrons on a discretionary basis. Credit play as a percentage of total dollars wagered on table games has recently been approximately 20%. Trump Marina and Trump Indiana establish credit limits based upon the particular patron’s creditworthiness, as determined by an examination of various factors including a credit check of the patron, a verification of the patron’s personal checking account balance, and a verification of the patron’s credit limits and indebtedness at other casinos in the United States, as well as many island casinos. The Company maintains an allowance for doubtful accounts for a portion of those customers whose checks have been unable to be deposited due to non-sufficient funds. This allowance is based on a specific review of customer accounts as well as a review of the history of write-offs of returned markers. Management believes that the reserve recorded is reasonable; however, these estimates could change in the near term based on the actual collection experience with each returned marker.

Long-lived Assets

Management has determined that the Company’s policy associated with its long-lived assets and the related estimates is critical to the preparation of the consolidated financial statements. The Company has a significant investment in long-lived property and equipment. Management estimates that the undiscounted future cash flows expected to result from the use of these assets exceed the current carrying value of these assets. Any adverse change to the estimate of these undiscounted cash flows could necessitate an impairment charge that would adversely affect operating results. Management estimates the useful lives for the Company’s assets based on historical experience and the estimates of assets’ commercial

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

lives. Should the actual useful life of a class of assets differ from the estimated useful life, an impairment charge would be recorded. Management reviews useful lives and obsolescence and assesses commercial viability of the Company’s assets periodically.

Self- Insurance Reserves

Self-insurance reserves represent the estimated amounts of uninsured claims related to employee health medical costs, workers’ compensation, and personal injury claims that have occurred in the normal course of business. These reserves are established by management based upon specific review of open claims, with consideration of incurred but not reported claims as of the balance sheet date. The costs of the ultimate disposition of these claims may differ from these reserve estimates.

Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This standard addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard is effective for fiscal years beginning after June 15, 2002. The effect of adoption was not material to the Company’s financial results.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN No. 45”). The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. For the company, the initial recognition, measurement provision and disclosure requirements of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The effect of adoption was not material to the Company’s financial results.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”). This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For existing variable interest entities, the consolidated requirement is effective for interim or annual financial statements beginning after June 15, 2003. The Company is evaluating whether it has any variable interest entities, which will be subject to consolidation pursuant to FIN No. 46.

Financial Condition—Liquidity and Capital Resources

Historically, cash flows from operating activities have been the primary source of liquidity for Trump Marina and Trump Indiana. Trump Marina and Trump Indiana have relied on borrowings or capital lease financing for their liquidity and/or capital resources.

We will continue to rely primarily on cash flows from operating activities for our liquidity and capital resources. Our ability to borrow funds for our liquidity needs will be severely restricted by covenants in the indentures governing the TCH Notes and by our high level of indebtedness. Sources of our short-term and long-term liquidity will include primarily: (i) slot win, (ii) table win, (iii) room occupancy, (iv) food and beverage sales and (v) miscellaneous items, less promotional expenses. Although we expect to have sufficient liquidity from the operating activities of Trump Marina and Trump Indiana and the management fees received by Trump 29 Services to meet our obligations in 2003, there can be no assurances in this regard. A variety of factors, including a decrease or change in the demand for our services, could have a material adverse effect on our liquidity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Our combined cash and cash equivalents at March 31, 2003 were $32.1 million compared to $33.9 million at December 31, 2002. A portion of the cash and cash equivalents balance is required for the day-to-day operations of Trump Marina and Trump Indiana, which includes approximately $13 million of currency and coin on-hand for casino and hotel operations. This amount varies by days of the week, holidays, and seasons.

Trump Marina competes with other Atlantic City casino/hotels on the basis of customer service, the array of games offered, the attractiveness of a casino/hotel and on extent and quality of the facilities and amenities.

The cost of the new garage at Trump Indiana, which we own with a joint venture partner that is an affiliate of Majestic Star, was financed with a $17.1 million loan which is secured by an assignment of two separate leases of the garage from the joint venture to each of: (i) Trump Indiana, Inc. pursuant to a lease, dated June 19, 2001, and (ii) Majestic Star under a substantially identical lease. The term of the lease between the joint venture and Trump Indiana, Inc. expires on December 31, 2018. The initial rent payment paid by Trump Indiana, Inc. was approximately $8.4 million. In addition, Trump Indiana, Inc. is obligated to pay the joint venture a monthly rent equal to 50% of the debt service on the $17.1 million loan and 50% of any construction costs incurred by the joint venture in excess of the net proceeds of the financing. In the event either Trump Indiana, Inc. or Majestic Star defaults on its rental obligations under its respective garage lease with the joint venture, the other venturer will be obligated to pay rent in an amount sufficient to satisfy 100% of the joint venture’s debt service obligations under the loan.

Pursuant to the Trump 29 Management Agreement, Trump 29 Services manages and directs all business and affairs in connection with the day-to-day operation, management and maintenance of Trump 29. In consideration for its management services, Trump 29 Services is entitled to an annual management fee equal to 30.0% of net revenues (as defined in the management agreement), which is payable monthly in arrears. Payments of the management fee are subject to the payment of certain priority amounts under the Trump 29 Management Agreement. In addition, Trump 29 Services has agreed to subordinate its right to receive management fees to the payment by the Tribe of the Tribe’s bank debt. As a result of such subordination, until the Tribe’s bank debt is paid in full, Trump 29 Services may not accept or receive any prepayment of its management fee or accept or receive any payment from the Tribe in respect of the management fee if a default has occurred and is continuing under the Tribe’s bank debt or if such payment of the management fee would result in a default under the Tribe’s bank debt. Trump 29 Services also agreed to guarantee repayment of up to $2.5 million of the Tribe’s bank debt.

Because the Company has substantial indebtedness and related interest expense, we have not been able to pursue various capital expansion plans such as the addition of more hotel rooms. Capital expenditures for TCH for the three months ended March 31, 2002 and 2003 are as follows:

TRUMP CASINO HOLDINGS

CONSOLIDATING CAPITAL EXPENDITURES

(in thousands)

	Trump Marina	Trump Indiana	Total TCH
FOR THE THREE MONTHS ENDED MARCH 31, 2002
Purchase of Property & Equipment	$803	$1,304	$2,107
Capital Lease Additions	—	—	—

Total Capital Expenditures	$803	$1,304	$2,107

FOR THE THREE MONTHS ENDED MARCH 31, 2003
Purchase of Property & Equipment	$1,156	$1,705	$2,861
Capital Lease Additions	—	—	—

Total Capital Expenditures	$1,156	$1,705	$2,861

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Comparison of Results of Operations for the Three Month Periods Ended March 31, 2002 and 2003

Overview

We own and operate two casino gaming facilities, Trump Marina and the Trump Indiana Riverboat, and manage a third casino gaming facility, Trump 29. These businesses derive substantial benefit from the “Trump” name and its association with quality amenities and first class service. A number of other factors, including proven executive and property level management, combined with our focus on slot revenue, well-targeted marketing programs, stringent cost controls, strong customer service and improved customer access to our owned properties have positioned each property to capitalize on its strong competitive position. Our successful business strategy has generated strong financial results at each property and should enable us to capitalize on certain near-term growth opportunities.

In connection with the TCH Note Offering, Marina Associates, Trump Indiana, Inc. and Trump 29 Services became wholly-owned subsidiaries of TCH. There was no other entity, which had significant assets or operations, which became a wholly-owned subsidiary of TCH. Prior to the date of consummation of the TCH Note Offering, TCH had no significant assets or operations. Accordingly, we have included a discussion and analysis of the financial condition and results of operations of Marina Associates, Trump Indiana, and Trump 29 Services. Management’s Discussion and Analysis of Financial Condition and Results of Operations of each of these entities should be read in connection with the respective financial statements and notes thereto included elsewhere in this Form 8-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

The financial information presented below reflects the financial condition and results of operations of Trump Marina and Trump Indiana. TCF is a wholly-owned subsidiary of TCH and has no business operations.

	Three Months Ended March 31,
	2002 Trump Marina	2003 Trump Marina	2002 Trump Indiana	2003 Trump Indiana	2002 Total TCH*	2003 Total TCH*
	(in thousands)
Revenues:
Gaming	$67,290	$62,220	$32,722	$32,825	$100,012	$95,045
Other	12,784	12,650	2,138	1,841	14,922	15,455

Gross revenues	80,074	74,870	34,860	34,666	114,934	110,500
Less: promotional allowances	16,862	16,347	3,004	3,880	19,866	20,227

Net revenues	63,212	58,523	31,856	30,786	95,068	90,273

Costs and expenses:
Gaming	30,377	30,485	16,654	16,342	47,031	46,827
Other	3,078	2,907	1,561	1,540	4,639	4,447
General and administrative	15,921	17,159	6,751	6,943	22,680	24,074
Debt renegotiation costs	471	(47)	—	—	471	378
Depreciation and amortization	4,901	5,395	1,387	1,838	6,288	7,233

Total costs and expenses	54,748	55,899	26,353	26,663	81,109	82,959

Income from operations	8,464	2,624	5,503	4,123	13,959	7,314

Interest income	33	37	106	363	228	401
Interest expense	(15,609)	(20,034)	(1,096)	(586)	(17,123)	(21,160)
Gain (loss) on debt retirement, net	—	9,751	—	(1,820)	—	7,931
Other non-operating income (expense)	—	—	(93)	(14)	(93)	(14)

Total non-operating expense, net	(15,576)	(10,246)	(1,083)	(2,057)	(16,988)	(12,842)

Income (loss) before joint venture and income taxes	(7,112)	(7,622)	4,420	2,066	(3,029)	(5,528)
Equity in loss from Buffington Harbor	—	—	(602)	(615)	(602)	(615)
Provision for income taxes	—	(300)	—	—	—	(300)

Net income (loss)	$(7,112)	$(7,922)	$3,818	$1,451	$(3,631)	$(6,443)

*	Income and expenses of TCH and THCR Management are not separately shown.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Gaming revenues are the primary source of TCH’s revenues and primarily consist of slot machine/table game win. The following chart details activity for the major components of gaming revenue:

	Three Months Ended March 31,
	2002 Trump Marina	2003 Trump Marina		2002 Trump Indiana	2003 Trump Indiana		2002 Total TCH*	2003 Total TCH*
	(in thousands)
Table Game Revenue	$15,925	$14,386		$6,310	$4,643		$22,235	$19,029
Increase (decrease) from Prior Period		$(1,539)			$(1,667)			$(3,206)
Table Game Drop	$85,416	$85,666		$34,662	$27,857		$120,078	$113,523
Increase (decrease) from Prior Period		$250			$(6,805)			$(6,555)
Table Game Win Percentage	18.6%	16.8%		18.2%	16.7%		18.5%	16.8%
Increase (decrease) from Prior Period		(1.8	)pts.		(1.5	)pts.		(1.7	)pts.
Number of Table Games	80	81		50	46		130	127
Increase (decrease) from Prior Period		1			(4)			(3)

Slot Revenue	$51,233	$47,690		$26,412	$28,182		$77,645	$75,872
Increase (decrease) from Prior Period		$(3,543)			$1,770			$(1,773)
Slot Handle	$649,011	$590,906		$347,234	$345,849		$996,245	$936,755
Increase (decrease) from Prior Period		$(58,105)			$(1,385)			$(59,490)
Slot Win Percentage	7.9%	8.1%		7.6%	8.2%		7.8%	8.1%
Increase (decrease) from Prior Period		0.2pts.			0.6pts.			0.3pts.
Number of Slot Machines	2,523	2,510		1,459	1,728		3,982	4,238
Increase (decrease) from Prior Period		(13)			269			256

Other Gaming Revenue	$132	$144		—	—		$132	$144
Increase (decrease) from Prior Period		$12			—			$12

Total Gaming Revenues	$67,290	$62,220		$32,722	$32,825		$100,012	$95,045
Increase (decrease) from Prior Period		$(5,070)			$103			$(4,967)

Number of Guest Rooms Sold	54,752	55,863		14,927	13,320		69,679	69,183
Occupancy Rate	83.6%	85.3%		55.3%	49.3%		75.3%	74.8%
Average Daily Rate (Room Revenue)	$76.69	$73.61		$62.00	$55.00		$73.48	$69.99

*	Income and expenses of TCH and THCR Management are not separately shown.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Table games revenues decreased approximately $3,206,000, or 14.4%, to $19,029,000 for the three months ended March 31, 2003 from $22,235,000 for the three months ended March 31, 2002. This decrease was due primarily to two reasons: (i) decrease in table drop of $6,555,000, or 5.5%, to $113,523,000 for the three months ended March 31, 2003 from $120,078,000 for the three months ended March 31, 2002 and (ii) a reduced table game win percentage from 18.5% for the three months ended March 31, 2002 to 16.8% for the three months ended March 31, 2003. The table drop decrease was largely due to Trump Indiana’s decision to eliminate “high end” table player marketing efforts, a change in the Asian bus program in the third quarter, and the general decrease in table game play experienced throughout the industry.

Slot revenues decreased approximately $1,773,000, or 2.3%, to $75,872,000 for the three months ended March 31, 2003 from $77,645,000 for the three months ended March 31, 2002. This decrease was due primarily to reduced business levels at Trump Marina caused by severe winter weather in the Northeast, as well as adverse economic conditions and the war in Iraq.

Non-gaming revenues increased approximately $533,000, or 3.6%, to $15,455,000 for the three months ended March 31, 2003 from $14,922,000 for the three months ended March 31, 2002. This increase was due primarily to management fees of $964,000 from Trump 29 earned during the three months ended March 31, 2003. There was no comparable revenue for the three months ended March 31, 2002.

Room costs and expenses decreased by approximately $51,000, or 3.4%, to $1,430,000 for the three months ended March 31, 2003 from $1,481,000 for the three months ended March 31, 2002. This decrease is due primarily to associated costs incurred by Marina Associates related to a 12.1% decrease in the number of cash rooms sold for the three months ended March 31, 2003, as compared to the three months ended March 31, 2002.

Food and beverage costs decreased by approximately $141,000, or 4.5%, to $3,017,000 for the three months ended March 31, 2003 from $3,158,000 for the three months ended March 31, 2002. This decrease is due primarily to associated costs incurred by Marina Associates related to an 8.9% decrease in food cash revenues generated in 2003 as compared to 2002.

General and administrative costs and expenses increased approximately $1,394,000, or 6.2%, to $24,074,000 for the three months ended March 31, 2003 from $22,680,000 for the three months ended March 31, 2002. This increase is due primarily to costs incurred by Marina Associates related to increased insurance costs, real estate taxes, and utilities.

Depreciation and amortization increased approximately $945,000, or 15.0%, to $7,233,000 for the three months ended March 31, 2003 from $6,288,000 for the three months ended March 31, 2002. The increase is primarily due to depreciation associated with increased levels of slot machine purchases.

Interest expense increased approximately $4,037,000, or 23.6%, to $21,160,000 for the three months ended March 31, 2003 from $17,123,000 for the three months ended March 31, 2002 primarily due to two reasons: (i) an additional 30 days of interest associated with the call for redemption of the Castle Funding Mortgage Notes and the Castle PIK Notes and (ii) there was an increase in the outstanding principal amount of Castle PIK Notes. THCR Holdings owned approximately 91% of the Castle PIK Notes.

On July 3, 2002, the State of New Jersey passed the New Jersey Business Tax Reform Act (the “Act”). This Act, among other things, requires the suspension of the use of the New Jersey net operating loss carryforwards for two years and imposes a new Alternative Minimum Assessment amount under the New Jersey corporate business tax based on either gross receipts or gross profits, as defined. The Act is retroactive to January 1, 2002. In accordance with the Act, TCH has recorded a provision for current income tax expense of $300,000 for the three months ended March 31, 2003. There was no comparable expense in the three months ended March 31, 2002 since this change was recorded beginning in the period in which the tax law was passed (third quarter 2002) pursuant to the accounting literature in Financial Accounting Standards Board Statement Number 109, “Accounting for Income Taxes”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Seasonality

Our cash flows from operating activities are seasonal in nature. Spring and summer are traditionally the peak seasons for Trump Marina, with autumn and winter being non-peak seasons. Trump 29’s peak seasons are late winter and spring. Trump Indiana is not seasonal. Since Trump Marina accounts for the majority of our business, our operating results for the two quarters ending in March and December are not historically as profitable as the two quarters ending in June and September. Any excess cash flow achieved from operations during peak seasons is used to subsidize non-peak seasons. Performance in non-peak seasons is usually dependent on favorable weather and a long-weekend holiday calendar. In the event that we are unable to generate excess cash flows in one or more peak seasons, we may not be able to subsidize non-peak seasons, if necessary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUMP HOTELS & CASINO RESORTS, INC.

Date: May 23, 2003	By:	/s/ JOHN P. BURKE
John P. Burke Executive Vice President and Corporate Treasurer